 Exhibit 99.1

EV Energy Partners Announces Planned Senior Management Changes and Additions to the Board of Directors

HOUSTON, February 10, 2015 -- EV Energy Partners, L.P., (Nasdaq: EVEP) and EnerVest announced today that Mark A. Houser, current President and Chief Executive Officer of EV Energy Partners, intends to resign his position at the end of February 2015. Mr. Houser plans to remain actively involved with the Company by remaining on the Board of the Partnership.

Following Houser’s resignation, the Board of Directors intends to appoint Michael E. Mercer, currently EVEP’s Senior Vice President and Chief Financial Officer, as the new President and Chief Executive Officer. In addition, Nicholas P. Bobrowski, currently EVEP’s Director of Finance, is expected to be named Vice President and Chief Financial Officer. Both positions are expected to be effective March 1, 2015. Mr. Mercer, along with Ken Mariani, President of EnerVest, Ltd., also will be named to the Board of Directors of the Partnership.

Upon his departure, Mr. Houser will become Chief Executive Officer of the University Lands Office. The Office oversees activities on 2.1 million acres of Permanent University Fund (PUF) lands that serve as a resource for the University of Texas and Texas A&M system institutions. Currently, the PUF manages more than $6 billion generated from the exploration and exploitation of the University lands. Investment income from the PUF is being used to upgrade the educational and academic excellence of both universities’ programs.

John B. Walker, Executive Chairman of EVEP, said, “We are pleased to be able to deliver a seamless CEO and CFO transition with the appointments of Mike and Nick. Mike is an experienced executive with a combination of critical qualities that makes him an excellent choice to lead EVEP in continuing to grow successfully. He has the utmost integrity and is highly regarded by the Board, our investors and employees and has been part of the executive management team since EVEP’s initial public offering in 2006. Nick is an outstanding executive with strong financial acumen and expertise. I look forward to their future contributions in these new positions. We are also very pleased to bring Ken on to our Board of Directors. Ken has extensive operational experience across all of our asset base.

“Personally and on behalf of the EVEP Board and the employees of EnerVest, I would like to thank Mark for his leadership and significant contributions to EVEP and the EnerVest family during the past 16 years. We are very pleased that he will remain active with EVEP by serving on the Board of Directors while he pursues a very unique opportunity.”

Mr. Mercer said, “I am delighted to have been selected to serve as the next CEO of EVEP. I have had the privilege of working closely with John and Mark over these last few years and appreciate the profound impact they have had on EVEP’s performance. EVEP has an exceptionally strong senior leadership and employee team, all of whom are committed to ensure our continuing success. That is also why I am extremely pleased that the management team and the Board have selected Nick as the new CFO. I look forward to his contributions in this new role. ”Mike Mercer has been Senior Vice President and Chief Financial Officer since EVEP’s initial public offering in 2006. He was a consultant to EnerVest, Ltd., from 2001 to 2006. Prior to that, Mike was an investment banker for 12 years, serving as a Director in the Energy Group at Credit Suisse First Boston in Houston and a Director in the Energy Group at Salomon Smith Barney in New York and London. He holds a BBA in Petroleum Land Management from the University of Texas at Austin and MBA from the University of Chicago Booth School of Business.

Nick Bobrowski has been Director of Finance since 2013. From 2007 to 2012, Nick was an energy investment banker with Citigroup Global Markets, where he rose to the level of Vice President in the Financial Strategy Group advising clients on valuation, liability, risk management and capital structure. Prior to that, Nick rose to the rank of Captain in the 25th Infantry Division of the United States Army after graduating with a BS in Economics from the United States Military Academy at West Point. Nick also holds a MBA from the Sloan School of Management at MIT.

Ken Mariani currently serves as the President of EnerVest, Ltd., and has more than 30 years of executive leadership and operational management experience in the upstream oil and gas industry. He joined EnerVest in 2000 and has served in numerous leadership positions within the company. Prior to joining EnerVest, from 1991 to 2000, he served as Vice President of Operations for Energy Corporation of America (ECA) and was responsible for engineering, land, geology and production operations. Prior to his role at ECA, he held various engineering positions at Conoco, Inc., in the Midland, TX, and Rocky Mountain Divisions. Ken holds a degree in Chemical Engineering from the University of Pittsburgh, graduating cum laude with a petroleum option. He received his Master of Business Administration from The University of Texas of the Permian Basin and is a licensed Professional Engineer.

EV Energy Partners, L.P. is a Houston based master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the Internet at www.evenergypartners.com.

Houston-based EnerVest, founded in 1992, acquires, develops and operates approximately 28,000 oil and gas wells in 15 states on behalf of its institutional investors and EVEP. EnerVest also is the general partner of the general partner of EV Energy Partners, L.P., traded as EVEP on NASDAQ. More information about the company is available at www.enervest.net.

(code #: EVEP/G)

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144

http://www.evenergypartners.com

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